Exhibit 10.26
                            CONSULTING AGREEMENT

This Consulting agreement (the "Agreement") is made and entered into this 15th day of February, 1996, by and between Vamcom
Corporation, a New Jersey corporation (the "Consultant"), whose principal place of business is 4 Wood Hollow Rd., Parsippany, NJ 07054-2814 and Vertex Industries Inc.(the "Client"), whose principal place of business is 23 Carol St., Clifton, NJ 07014.
      .

WHEREAS:

1.	The Consultant is willing and capable of providing on a "best efforts" basis various consulting and financial public relations services for and on behalf of the client in connection with the Client's interactions with broker-dealers, shareholders and members of the general public.

2.	The Client desires to retain the Consultant as an independent consultant and the Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. 	Consulting Services. The client hereby retains the Consultant as an independent to the client and the consultant hereby accepts and agrees to such retention. The Consultant shall render to the client such services of an advisory or consultative nature in order to inform the brokerage community, the client's shareholders and the general public concerning financial, public relations and promotional matters relating to the client and its business. It is the intention of the parties that the Consultant will gather all publicly available information relating to the Client and confer with officers and directors of the Client in an effort to consolidate the information obtained into summary form for the dissemination to the interested parties. It is intended that the Consultant will then distribute such information concerning the Client to registered representatives of broker-dealers and other persons who the Consultant determines are capable of disseminating such information to the general public. The Consultant will prepare and release a minimum of the following:

a) eight product/service press releases.

b) three quarterly and annual earnings press releases.

2.	Time, Place and Manner of Performance.  The Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the

Consultant to any specific service, shall be determined in the sole discretion of the Consultant. A monthly accounting of time spent in the furtherance of this agreement shall be rendered to the client.
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3.	Term of Agreement.  The term of this agreement shall be for one year, commencing 15 February 1996 and terminating 14 February 1997.

4.	Compensation.  In consideration of the services to be provided for the Client by the Consultant, the Client agrees to issue the Consultant a registered stock option to purchase up to 20,000 shares of the Client's common stock pursuant to the terms and conditions of a stock option agreement, a copy of which is attached hereto and incorporated herein as exhibit "A".

5.	Expenses.  The client shall reimburse the Consultant within 30 days of demand for all expenses and other disbursements, including but not limited to travel, entertainment, mailing, printing, and postage, incurred by the Consultant on behalf of the Client in connection with the performance of the consulting services pursuant to this Agreement.
 Expenses and disbursements in excess of $250.00, within any monthly period, shall have the Client's prior approval.

6.	Termination.  Notwithstanding any provision contained in this
Agreement on the contrary, this Agreement may be terminated not prior to May 21, 1996 (three months after the date of this Agreement) by either party without cause upon thirty (30) days' prior written notice.

7.	Disclosure of Information.

(a)	The Consultant recognizes and acknowledges that it has and
will have access to certain confidential information of the client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during or after the term of this Agreement, disclose, without the prior written consent or authorization of the Client, as further set forth in Section 7(d) and (e) herein, any of such confidential information.

(b)	For purposes of this Agreement, the "Confidential
Information" of the Client means any and all information, including without limitation, all oral, written, graphical, and electronic information disclosed to the Consultant in accordance with the following procedures: (a) if disclosed information is written, recorded, graphical or otherwise in a tangible form, it must be labeled as "proprietary" or "confidential", or with a similar legend denoting confidentiality; and (b) if information is disclosed orally, it must be identified as proprietary or confidential at the time of its disclosure and subsequently confirmed in writing within thirty (30) days of such disclosure.
 All protections and restrictions as to use and disclosure will apply during such thirty (30) day period. Oral discussions about written or electronic information identified as "proprietary" or "confidential" are Proprietary Information. Proprietary Information includes all such information whether delivered to the Consultant directly by the Client or indirectly through an agent of the Client or Consultant.

(c)	Reproduction:  Confidential Information supplied is not to
be reproduced in any form except as required to accomplish the intent of this Agreement.
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(d)	Duty of Care:  All Confidential Information must be retained by the Consultant in a secure place with access limited to only such of the Consultant's employees (or agents who have a non-disclosure obligation at least as restrictive as this Agreement) who need to know such information for the purposes of this Agreement and to such third parties as the Client has consented to by prior written approval. In addition, the Consultant must provide the same care to avoid disclosure or unauthorized use of the Confidential Information as it provides to protect its own similar Proprietary Information.

(e)	Ownership:  All Confidential Information, unless otherwise
specified in writing, (a) remains the property of the Client, and
(b) must be used by the Consultant only for the purpose intended. Upon termination of this Agreement, all copies of written, recorded, graphical or other tangible Proprietary Information must either be returned to the Consultant, or destroyed (i) after the Consultant's need for it has expired, or (ii) upon the request of the Client. At the request of the Client, the Consultant will furnish a certificate of an officer of the Consultant certifying that any Proprietary Information not returned to Client has been destroyed.

(f)	Right to Enjoin Disclosure:  The parties acknowledge that
the Consultant's unauthorized disclosure or use of Proprietary Information may result in irreparable harm. Therefore, the parties agree that, in the event of violation or threatened violation of this Agreement, without limiting any other rights and remedies of each other to seek actual damages, a temporary restraining order and/or an injunction to enjoin disclosure of Proprietary Information may be sought against the party who has breached or threatened to breach this Agreement will not raise the defense of an adequate remedy at law.

8.	Nature of Relationship.  It is understood and acknowledged by the parties that the Consultant is being retained by the Client in an independent capacity and that in this connection, the Consultant thereby agrees, except as provided in paragraph 4, herein above or unless the Client shall have otherwise consented in writing, not to enter into any agreement or incur any obligation on behalf of the Client.

9.	Conflict of Interest.  The Consultant shall be free to perform services for other persons. The Consultant will notify the Client of its performance of consulting services for any other person which could conflict with its obligation under this Agreement. Upon receiving such notice, the Client may terminate this Agreement or consent to the Consultant's outside consulting activities; failure to terminate this Agreement within 30 days of this agreement, shall constitute the Client's ongoing consent to the Consultant's outside consulting activities.

10.	Indemnification for Securities Law Violations.  The Client agrees to indemnify and hold harmless the consultant and each officer, director and controlling person of the Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any
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action or claim in respect thereof) to which the Consultant or such officer, director or controlling person may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, because of actions of the Client or its agent(s).

11.	Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient in writing and delivered or sent by registered or certified mail to the principal office of each party.

12.	Waiver of Branch.  Any waiver by the Client or Consultant of a breach of any provision of this Agreement by the Client or Consultant, as the case may be, shall not operate or be construed as a waiver of any subsequent breach by the Client or the Consultant.

13.	Assignment.  This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns.

14.	Applicable Law and Jurisdiction.  It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of New Jersey and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of New Jersey shall be applicable and shall govern to the exclusion of the law of any other forum. The State of New Jersey shall have exclusive jurisdiction over all such suits, actions, or special proceedings.

15.	Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

16.	Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties.

17.	Waiver and Modification.  Any waiver, alteration or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, from time to time, may waive any of its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereof.

18.	Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF,  the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.
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CONSULTANT:					CLIENT:

Vertex Industries, Inc.				Vamcom Corporation

By:	s/Ronald C. Byer			By: s/Alex P. Vella
        President                                   President


                                EXHIBIT A

                         STOCK OPTION AGREEMENT


AGREEMENT, made this 15th day of February, 1996, by and between Vertex Industries, Inc. a New Jersey corporation (hereinafter referred to as the "Company"), and Vamcom Corporation (hereinafter referred to as the "Optionee").

	WITNESSETH:

WHEREAS, pursuant to the resolution adopted by the Board of Directors of the Company, the Company has authorized the granting to Optionee of a stock option to purchase authorized but unissued shares of common stock of the Company for cash at the prices per share hereinafter set forth, such option to be for the term and upon the terms and conditions hereinafter stated;

NOW THEREFORE, in consideration of the promises, the mutual covenants herein contained and other good and valuable consideration, the parties hereto hereby agree as follows:

1.	Option.  The Company hereby grants to Optionee the right and option (hereinafter referred to as the "Option") to purchase all or any part of an aggregate of 20,000 shares of registered common stock of the Company (hereinafter referred to as the "shares covered by the Option") on the terms and conditions herein set forth.

2.	Purchase Price.  The purchase price  of the shares covered
by the option shall be $0.91 which the closing bid price of the common stock of the Company on the date of the signing of this agreement: which purchase price shall be payable in full, in cash, upon exercise of the option in accordance with the terms and conditions herein provided.

3.	Term.	  The term of the Option shall commence on 15
February, 1996 and shall expire sixty months from such date on 14
February, 2001.

4.	Exercise.  The Option shall be exercisable in whole or in
part at any time and from time to time during the term of the Option by written notice delivered to the Secretary of the Company its offices at 23 Carol Street, Clifton, New Jersey 07014. The notice shall state the number of shares with respect to which the Option is being exercised, shall be signed by the Optionee and shall be accompanied by payment. The Option shall not be exercised at any time when its exercise or the delivery of the shares referred to in the notice would be a violation of any law, governmental regulation or ruling. The Option shall be exercisable only by the Optionee.
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5.	Securities to be Registered.  Both the Option and the shares covered by the Option shall be "registered securities" as defined for the General Rules and Regulations under the Securities Act of 1933 (the "Act").

6.	Assignment and Transfer.   The option and the rights and
obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns.

7.	Optionee as Shareholder.   Optionee shall have all rights as a
shareholder with respect to the shares covered by the option on and subsequent to the date of the issuance of a stock certificate or stock certificates to it. Adjustment will be made for dividends or other rights with respect to which the record date is on or subsequent to the date such stock certificates is issued.

8.	Adjustment for Changes in Capital Structure.  In the event of a change in the capital structure of the Company as a result of any stock dividend, stock split, combination or reclassification of shares, re capitalization, merger, consolidation or reorganization, the number of shares covered by the option shall be appropriately adjusted by the Board of Directors, whose determination shall be final.

9.	Notices.  All notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principal office of each party.

10.	Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties have executed this instrument on the day and year first above written.


s/Barbara H. Martorano              Attest:   s/Jess  O. Gregory
  Secretary


s/Ronald C. Byer
  President